Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

GENERAL MILLS, INC.

BLUE BUFFALO PET PRODUCTS, INC.

and

BRAVO MERGER CORP.

FEBRUARY 22, 2018

TABLE OF CONTENTS

i

Exhibits

Exhibit A – Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2018, is entered into by and among General Mills, Inc., a Delaware corporation (“Parent”), Bravo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Blue Buffalo Pet Products, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company Board (as defined below) has (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company and (iv) determined and resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and each issued and outstanding share (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares (as defined below) and Shares owned by Parent, Merger Sub, the Company or any of their respective wholly owned Subsidiaries (as defined below) (including Shares held in treasury by the Company), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, the Parent Board (as defined below) has (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of Parent and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into support agreements in favor of Parent (each, a “Support Agreement,” and collectively, the “Support Agreements”) and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, and otherwise no more favorable to, in each case, other than in any immaterial respect, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives (except for such changes as are specifically necessary in order for the Company to comply with its obligations hereunder and to permit such Third Party to make an Acquisition Proposal).

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent, Merger Sub or their respective Affiliates) regarding, or that would reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) relating to (i) acquisition of at least fifteen percent (15%) of the assets of, equity interests in, or business of the Company and its Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise, or (ii) any related combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company involved is fifteen percent (15%) or more.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended and any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any supranational, national, federal, state, provincial, local or other law, constitution, treaty, convention, statute, ordinance, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel, in each such case that is binding on or applicable to such Person, or its Subsidiaries or its or their respective properties, assets or businesses.

“Audited Balance Sheet” means the audited consolidated balance sheets of the Company as of December 31, 2016.

“Bridge Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the borrowing of loans contemplated by the Commitment Letter.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York, or Governmental Entities in the State of Delaware are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, employment, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, for the benefit of any current or former employee, officer, director, consultant or independent contractor (in each case, who is a natural person or is a personal services entity) of the Company or any Subsidiary maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or otherwise has or would reasonably expected to have any Liability.

“Company Board” means the Board of Directors of the Company.

“Company Employee” means any current or former employee, consultant, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially impair or materially delay the performance by the Company of its obligations under this Agreement; provided, however, that in the case of clause (i) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of, relates to or results from: (A) changes after the date of this Agreement in general global economic or business conditions; (B) general changes after the date of this Agreement in the global securities, credit or other financial markets; (C) changes after the date of this Agreement in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (D) changes arising after the date of this Agreement in GAAP or Applicable Law or in the enforcement or interpretation thereof; (E) any outbreak (or escalation) of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (F) any hurricane, flood, tornado, earthquake or other natural disaster; (G) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period (but, in each case, the underlying causes of such failure shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); (H) the execution and delivery of this Agreement or the public announcement of this Agreement or the Merger or the other transactions contemplated hereby, including the announcement of the identity of Parent, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors, distributors or employees of the Company and its Subsidiaries, or the performance of this Agreement (other than Section 6.01(a)) and the transactions contemplated hereby, including any actions or omissions by the Company taken at the express written direction, or with the express written consent, of Parent; (I) changes in the trading price or trading volume of Shares (but, in each case, the underlying causes of such changes shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); and (J) any Company Stockholder Litigation; (other than in the case of clause (H), for purposes of any representation or warranty set forth in Section 4.03(c), Section 4.09(e) or clause (D) of Section 4.16(b)); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect has, or would reasonably be expected to have, a disproportionately adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to any other companies or participants that operate in the industry in which the Company and its Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Related Parties” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of the Company and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of any of the Persons described in clause (i), in each case, other than the Company.

“Company Restricted Stock” means each outstanding share of Company Common Stock granted under the Company Stock Plans that remains subject to holding restrictions.

“Company RSU” means a restricted stock unit award for shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Document” means the all reports, schedules, registration statements and other documents publicly filed with or publicly furnished to the SEC by the Company on or after July 21, 2015.

“Company Security” means all outstanding Shares, or any other outstanding equity or debt securities of the Company.

“Company Stock Awards” means the Company Stock Options, Company RSUs and Company Restricted Stock.

“Company Stock Option” means an option to acquire Shares granted under a Company Stock Plan.

“Company Stock Plans” means the Company’s 2012 Stock Purchase and Option Plan and the Company’s 2015 Omnibus Incentive Plan, and the forms of agreements thereunder.

“Company Stockholder Litigation” means any Proceeding pending or threatened against the Company by any stockholder of the Company (including any class action, derivative litigation or exercise of any rights under Section 220 of the DGCL) relating directly or indirectly to this Agreement, the Merger or the other transactions contemplated hereby and thereby, including disclosures made under Applicable Law.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01 of the Company Disclosure Letter and the knowledge such individuals would have acquired in the exercise of a reasonable inquiry.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 2, 2018, between Parent and the Company (as amended).

“Continuing Company Employee” means each Company Employee who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time.

“Contract” means any written or legally binding oral contract, agreement, or other instrument or obligation, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order.

“Credit Agreement” means that certain Credit Agreement, dated as of May 25, 2017, by and among the Company and/or its applicable Subsidiary, Citibank, N.A., as the administrative agent, and the lenders and other parties thereto (as amended, restated, supplemented or otherwise modified through the Closing Date).

“Data Room” means the electronic data site established on behalf of the Company and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“Debt Financing Sources” means (i) the Lenders or any Person who, after the date hereof, becomes a lender or a commitment party with respect to the Bridge Financing and (ii) any of such Person’s Affiliates or its or their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns. For the avoidance of doubt, neither Parent nor any of its Affiliates nor any of its or their respective officers, directors, employees, trustees, shareholders, controlling persons or successors shall be considered a Debt Financing Source.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Laws” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Financing” means collectively, the Bridge Financing and the Permanent Financing.

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the Lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns. For the avoidance of doubt, neither Parent nor any of its Affiliates nor any of its or their respective officers, directors, employees, trustees, shareholders, controlling persons or successors shall be considered a Financing Source.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any supranational, national, federal, state, provincial, local or other government, department, authority, court, tribunal, commission, arbitrator, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are the subject of Liability or requirements for investigation or remediation under, or otherwise subject to, Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other Liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations of such Person as an account party under letters of credit, letters of guaranty, banker’s acceptances, performance bonds or similar instruments, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (vii) all obligations of the type described in clauses (i) through (vi) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (viii) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (i) through (vii) above of any other Person.

“Information Statement” means the written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent, the Merger and the other transactions contemplated by this Agreement.

“Intellectual Property” means all intellectual property and other similar proprietary rights existing anywhere in the world, whether registered or unregistered, including with respect to: (i) patents, utility models, and any other governmental grant for the protection of inventions or industrial designs; (ii) designs, inventions (whether or not patentable) and inventions disclosures; (iii) trademarks, service marks, certification marks, trade dress, logos, slogans, tag lines, corporate names, trade names and any other indicators of source or origin, together with the goodwill associated with any of the foregoing (collectively, “Marks”) and Internet domain names; (iv) copyrights and registrations and applications therefor, works of authorship and moral rights; (v) software and computer programs and applications, including data files, source code, executable or object code, software tools, application programming interfaces, platforms, computerized databases and libraries; and (vi) trade secrets, discoveries, algorithms, know-how, show-how, recipes, formulae, processes, techniques, technical data, drawings, customer lists and other confidential information (collectively, “Trade Secrets”), in each case of (i) through (vii) including all applications for any such rights as well as the right to apply for such rights.

“IRS” means the United States Internal Revenue Service.

“Liability” means any and all Indebtedness, liabilities, commitments or obligations of any kind whatsoever, and including those arising in connection with any Contract, Proceeding or Order.

“Lien” means any charge, claim, adverse interest, pledge, hypothecation, lien (statutory or other), security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, or other similar adverse claim of any kind.

“Made Available” means that such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) prior to the date hereof or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives prior to the date hereof.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity, in each case, that is or purports to be binding upon such Person or any of its properties, assets or businesses.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Board” means the Board of Directors of Parent.

“Parent Related Parties” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of Parent and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payoff Letter” means a payoff letter in customary form (subject only to delivery of the Payoff Amount (as defined below) as arranged by Parent) that (i) specifies the aggregate amount required to be paid to fully satisfy and discharge all principal, interest, fees, expenses, premiums and other amounts then due and payable under the Credit Agreement as of the Closing Date (such amount, the “Payoff Amount”), (ii) provides for termination of all guarantees and Liens, if any, in connection therewith relating to the assets of the Company and its Subsidiaries securing such obligations upon the payment of Payoff Amount on the Closing Date and (iii) states that upon receipt of the Payoff Amount, the Credit Agreement and all related loan documents shall be terminated (but excluding any contingent obligations, including indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the Credit Agreement and the related loan documents).

“Permanent Financing” means financing obtained through the offering, issuance or sale of any commercial paper, debt, equity or equity-linked securities in the capital markets or term loans, or any combination thereof, in each case in replacement or in lieu of all or any portion of the Bridge Financing.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate Proceedings, in each case, only if adequate reserves with respect thereto have been established in the Audited Balance Sheet or the Unaudited Balance Sheet to the extent required in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate Proceedings and for which, in the latter scenario, adequate reserves have specifically been established in the Audited Balance Sheet or the Unaudited Balance Sheet to the extent required in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (v) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not violated by any current use, occupancy or activity conducted by the Company or any of its Subsidiaries or any condition of the property regulated thereby; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money or other Indebtedness.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).

“Personally Identifiable Information” means information that alone or in combination with other information can be used to identify an individual natural person, or that is about an identifiable natural person, including name, address, telephone number, email address, Internet protocol address, financial account number or credit card number and government issued identifier (including Social Security number, Social Insurance Number, passport number, taxpayer identification number and driver’s license number).

“Privacy Laws” means any Applicable Law that governs the collection, use, storage, transfer, recording, processing, sharing, disposal or security of Personally Identifiable Information (including such Applicable Laws governing breach notification).

“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing or criminal prosecution, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator, arbitrator or arbitration panel.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives and advisors of such Person.

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union or the United Nations that broadly prohibit or restrict dealings with such country.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the European Union or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, and the United States Department of State; (B) the European Union; or (C) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly owned 50% or more by any Person described in (i) or (ii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect at least fifty percent (50%) of the board of directors or other governing body of such Person or (ii) at least fifty percent (50%) of the outstanding voting securities or voting power of such Person. For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is controlled by or controls the managing director or general partner of such partnership, association or other business entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purposes of this definition, the references to “at least fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “more than fifty percent (50%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering all the relevant terms of the Acquisition Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the Third Party making such proposal, whether the financing for such proposal is fully committed and reasonably likely to be obtained and the conditions for completion of such proposal), (i) would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions contemplated hereby (after giving effect to all Proposed Changed Terms) and (ii) is reasonably expected to be consummated (if accepted).

“Tax” means any tax or other like governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, environmental, registration, capital stock, occupation, import, custom, stamp, duties, alternative, or add-on minimum taxes, or other governmental taxes or charges (including taxes, charges, or other assessments that are imposed upon or incurred under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law)), together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration, form, information return, statement or other information of any nature regarding Taxes in any jurisdiction for any period, in each case filed with or supplied to, or required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and including any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration form, information return, statement or other information.

“Taxing Authority” means any Governmental Entity exercising or able to exercise any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent and its Subsidiaries (including Merger Sub).

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property.”

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.

“Willful Breach” means with respect to any material breach of a covenant or other agreement, a material breach that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	6.04(b)
Alternative Financing	6.11(c)
Alternative Transaction End Time	6.04(b)
Antitrust Laws	4.03(b)
Book-Entry Shares	2.07(b)
Certificate of Merger	2.03
Certificates	2.07(b)
Change in Recommendation	6.04(b)
Closing	2.02
Collective Bargaining Agreement	4.14
Commitment Letter	5.06(a)
Company	Preamble
Company 401(k) Plan	6.17(c)
Company Common Stock	Recitals
Company Disclosure Letter	Article 4
Company Leased Real Property	4.16(b)
Company Material Contracts	4.19(a)
Company Organizational Documents	4.01(b)
Company Owned Real Property	4.16(c)
Company Preferred Stock	4.02(a)
Company Real Property Leases	4.16(b)
Company Recommendation	4.03(a)
Company Registered Intellectual Property	4.15(a)

Company Subsidiary Organizational Documents	4.01(b)
Company Termination Fee	8.03(a)
Current Premium	6.09(a)
DGCL	Recitals
Dissenting Shares	2.08
Divestiture	6.10(d)
Effective Time	2.04
End Date	8.01(b)(i)
Enforceability Exceptions	4.03(a)
Financial Advisors	4.24
Indemnified Party	6.09(b)
Initial Alternative Transaction End Time	6.04(b)
Lenders	5.06(a)
Merger	Recitals
Merger Consideration	2.06(a)
Merger Sub	Preamble
Merger Sub Stockholder Approval	5.02(a)
Parent	Recitals
Parent Disclosure Letter	Article 5
Paying Agent	2.07(a)
Payment Fund	2.07(a)
Post-Closing Plans	6.17(b)
Pre-Closing Period	6.01(a)
Privacy Policies	4.15(e)
Proposed Changed Terms	6.04(c)(ii)
Requisite Company Stockholder Approval	4.03(a)
Restraint	6.10(d)
SEC Reports	4.04(a)
Share	Recitals
Shares	Recitals
Stockholder Written Consent	6.18(a)
Superior Proposal Notice	6.04(e)
Support Agreement	Recitals
Surviving Corporation	2.01
Top Customers	4.21
Top Suppliers	4.20
Unaudited Balance Sheet	4.06
Writing	1.02

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.02 The Closing. Unless this Agreement is earlier terminated pursuant to Article 8, closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on the third (3rd) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) or at such other place, date and time as the Company and Parent may agree in writing. The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the Company and Parent.

Section 2.03 Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, concurrently with the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.

Section 2.04 Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such date and time as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and other Applicable Law.

Section 2.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities thereof or any other Person:

(a) except as otherwise provided in Section 2.06(b), Section 2.08 or Section 2.09, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $40.00 in cash, without interest (the “Merger Consideration”), and all such Shares shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of such a Share shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.06(a), the Merger Consideration, upon surrender of such Shares in accordance with Section 2.07;

(b) each Share held by Parent, Merger Sub or the Company (including Shares held in treasury by the Company) immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist without any conversion thereof and no consideration or payment or distribution shall be made with respect thereto, and each Share held by any wholly owned Subsidiary of Parent or the Company (other than Merger Sub) immediately prior to the Effective Time shall remain outstanding without any conversion thereof and no consideration or payment or distribution shall be made with respect thereto; and

(c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

Section 2.07 Surrender and Payment.

(a) Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to the Company for payment of the Merger Consideration to record holders of Shares immediately prior to the Effective Time. Concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares pursuant to Section 2.06(a) (the “Payment Fund”).

(b) Transmittal Materials. Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time or on the Closing Date with respect to any stockholder holding five percent (5%) or more of the Shares who has taken the steps required by Section 2.07(c) in advance of the Closing), Parent shall send or otherwise provide, or shall cause the Paying Agent to send or otherwise provide, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any

(“Certificates”), and each holder of record of Shares outstanding immediately prior to the Effective Time held in book-entry form (“Book-Entry Shares”), (A) transmittal materials, including a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent) or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for Merger Consideration.

(c) Surrender of Certificates. Upon surrender of Certificates to the Paying Agent (or delivery of an affidavit of loss thereof in accordance with Section 2.13) together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange thereof, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable thereafter, the amount of cash into which the Shares theretofore represented by such Certificate are converted pursuant to Section 2.06(a) (after giving effect to any required Tax withholdings as provided in Section 2.11), and the Certificates so surrendered shall immediately be cancelled. Until so surrendered or transferred, each Share and each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and no other rights or interests whatsoever. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(d) Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record of Book-Entry Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable thereafter), an amount cash into which such Book-Entry Shares are converted pursuant to Section 2.06(a) (after giving effect to any required Tax withholdings as provide in Section 2.11) and such Book-Entry Shares so surrendered shall be canceled. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Book-Entry Shares.

(e) Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(f) No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and from and after the Effective Time, there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Company. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer representing Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.06(a), they shall be cancelled and exchanged in accordance with this Article 2.

(g) Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with Section 2.06 and this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

Section 2.08 Dissenting Shares. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by any Person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL with respect to such Shares, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration in accordance with Section 2.06(a) (less any payments made by the Surviving Corporation with respect to such Shares in accordance with Section 262(h) of the DGCL) without interest thereon, upon surrender of such Certificate formerly representing such Share in accordance with the provisions of Section 2.07. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, otherwise negotiate any such demands or agree to do any of the foregoing.

Section 2.09 Treatment of Company Stock Awards.

(a) Treatment of Company Stock Options. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment; provided that any such Company Stock Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Stock Options the cash payments described in this Section 2.09(a) through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Company following the Closing Date. From and after the Effective Time, no Company Stock Option shall be exercisable, and each Company Stock Option shall only entitle the holder thereof to the payment (if any) provided for in this Section 2.09(a).

(b) Treatment of Company RSUs. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company RSU multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company RSUs the cash payments described in this Section 2.09(b) through its payroll provider (or other appropriate means for each holder who is a non-employee director) on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Company following the Closing Date.

(c) Treatment of Company Restricted Stock. Immediately prior to the Effective Time, the holding restrictions applicable to each share of Company Restricted Stock outstanding immediately prior to the Effective Time shall, automatically and without any required action on part of the holder thereof, expire and each such share of Company Restricted Stock shall be treated in accordance with Section 2.06(a).

(d) Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.09(a), Section 2.09(b) and Section 2.09(c), it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment (if any) provided for in this Section 2.09. No later than the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.09.

Section 2.10 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted. Nothing in this Section 2.10 shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

Section 2.11 Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.12 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Paying Agent, the posting by such Person of a bond, in such customary amount as the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.14 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. Subject to Section 6.09, at the Effective Time as part of the Merger and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company shall be amended to read in the form attached hereto as Exhibit A and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms of the DGCL.

Section 3.02 Bylaws. Subject to Section 6.09, at the Effective Time as part of the Merger and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Blue Buffalo Pet Products, Inc.” and as so amended will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and the DGCL.

Section 3.03 Directors and Officers. The parties hereto shall take all requisite action so that, (i) the directors of the Company shall be removed or resign and the directors of Merger Sub immediately prior to the Effective Time shall fill the resulting vacancies and comprise all of the initial directors of the Surviving Corporation immediately following the Effective Time, each of the foregoing directors to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified in accordance with Applicable Law, and (ii) the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation, each such officer to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation, until their successors are duly elected or appointed and qualified.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished prior to the date hereof (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 4.01(a) (Organization), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Corporate Authority Relative to this Agreement; No Violation), Section 4.18 (Opinion of Financial Advisors) and Section 4.24 (Finders or Brokers)) and (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 4 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any Applicable Law and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

Section 4.01 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and, to the extent the concept is applicable to the relevant jurisdiction, in good standing under the Applicable Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or in possession of such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified, licensed, in good standing or in possession of such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has Made Available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company (the “Company Organizational Documents”) and the Organizational Documents of each of its Subsidiaries in existence on the date hereof (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions. Section 4.01(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Subsidiaries of the Company, there is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the consolidated financial statements of the Company and its Subsidiaries under GAAP.

Section 4.02 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 150,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of February 20, 2018, (i) 195,584,998 shares of Company Common Stock were issued and outstanding (not including shares held in treasury, but including 114,051 shares of Company Restricted Stock), (ii) 2,092,774 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 7,779,307 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount (A) 152,432 shares of Company Common Stock were subject to outstanding Company RSUs and (B) 3,338,636 shares of Company Common Stock were issuable upon the exercise of outstanding Company Stock Options, and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable. Except (i) as set forth in this Section 4.02(a) or (ii) as expressly permitted to be issued after the date hereof by Section 6.01(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings pursuant to which the Company or any of its Subsidiaries has any contractual or other obligations with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since February 20, 2018 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards or other equity or equity-based awards or interests.

(b) The Company has previously Made Available to Parent a true and complete list of all Company Stock Awards outstanding as of February 20, 2018, specifying (i) the number of shares subject to each such Company Stock Award, (ii) the grant date of each such Company Stock Award, (iii) the vesting schedule of each such Company Stock Award and (iv) the exercise price for each such Company Stock Award, to the extent applicable. With respect to each grant of Company Stock Awards, each such grant was granted under the applicable Company Stock Plan and in accordance with the terms of the applicable Company Stock Plan and Applicable Law.

(c) Except as set forth in Section 4.02(c) of the Company Disclosure Letter, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any preemptive rights and any Liens (other than restrictions on transfer imposed by Applicable Law). All of such shares of capital stock or other equity interests are, to the extent the concept is applicable in the relevant jurisdiction, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Subsidiaries of the Company or in connection with the Company’s ordinary course treasury or cash management activities, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security or similar commitment or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d) The Company and its Subsidiaries have no outstanding Indebtedness for borrowed money in a principal amount (in any one case) in excess of $5,000,000, other than as set forth in Section 4.02(d) of the Company Disclosure Letter.

Section 4.03 Corporate Authority Relative to this Agreement; No Violation.

(a) Assuming the representation of Parent set forth in Section 5.08 is true and correct, the Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding Shares entitled to vote thereon (the “Requisite Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Requisite Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the stockholders of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The execution and delivery to the Company of the Stockholder Written Consent will constitute the Requisite Company Stockholder Approval. The Company Board has (i) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iii) approved this Agreement, the Merger and the Support Agreements. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing of the Information Statement with the SEC and any amendments or supplements thereto, (iii) the rules and regulations of Nasdaq, and (iv) the HSR Act and any other Applicable Law designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively “Antitrust Laws”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement except for any such authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, trigger any material change to the scope of rights granted under, or otherwise contravene any Contract to which the Company or any of its Subsidiaries is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of any Subsidiary of the Company or (iii) conflict with or violate any Applicable Law or Orders, except, in the case of this clause (iii), for such conflicts or violations as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.04 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished with the SEC since July 21, 2015 and prior to the date hereof (the “SEC Reports”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since July 21, 2015, has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act in connection with the SEC Reports. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the SEC Reports. As of the date hereof, none of the SEC Reports is, to the Company’s Knowledge, the subject of ongoing SEC review.

(b) The consolidated financial statements (taking into account all related notes and schedules) of the Company included in or incorporated by reference into the SEC Reports (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP in effect as of the respective dates thereof (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as the independent public accountants of the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.05 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other Company Employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 4.06 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, except for Liabilities (i) that are reflected or reserved against on the Audited Balance Sheet or the unaudited consolidated balance sheet contained in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2017 (the “Unaudited Balance Sheet”), (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent in type and magnitude with past practice since September 30, 2017 or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07 Compliance with Law; Permits.

(a) Except as set forth in Section 4.07(a) of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with Applicable Law and all Orders to which the Company or any of its Subsidiaries are subject, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or possible failure to comply with any Applicable Law or Order except with respect to failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all material Permits, and all rights under any Company Material Contract (as defined in Section 4.19) with any Governmental Entities, and have filed all Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith and (ii) all Permits of the Company are valid and in full force and effect, are not subject to any Proceeding that could result in any modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance with the terms and requirements of all such Permits of the Company and, to the Company’s Knowledge, no suspension or cancellation of any such Permit is threatened.

(c) None of the Company or any its Subsidiaries or, to the Company’s Knowledge, any Company Employee, Representative or other Person acting on behalf of the Company or any of its Subsidiaries has, since January 1, 2016, directly or, to the knowledge of the Company, indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to Governmental Entities from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of any Anticorruption Laws or any similar Applicable Law (including, for the avoidance of doubt, the Patriot Act) except where doing so in the instance of (i) through (iii), has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (vii) is currently a Sanctioned Person.

Section 4.08 Environmental Laws and Regulations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no Proceedings, notices of violation or information requests of which the Company or any of its Subsidiaries has received notice in writing that are pending or threatened against the Company or, to the Company’s Knowledge, any of its Subsidiaries or any Person or entity whose Liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Applicable Law, relating to actual or alleged non-compliance with or any other Liability under Environmental Laws, (ii) the Company and its Subsidiaries are and, since January 1, 2016 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under Environmental Laws to conduct their respective business and operations as currently conducted, and compliance with the terms and conditions thereof), (iii) to the Company’s Knowledge, (A) there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries and (B) there is otherwise no presence of Hazardous Materials, in each case, at any location currently or, to the Company’s Knowledge, formerly owned or operated by the Company or its Subsidiaries, or to the Company’s Knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third-party operators, that would reasonably be expected to give rise to any Liability under Environmental Laws to the Company or its Subsidiaries and (iv) none of the Company and its Subsidiaries is currently subject to any Order or any indemnity obligation or other Contract with any other Person that would reasonably be expected to result in obligations or Liabilities under Environmental Laws. The Company has Made Available to Parent copies of all environmental reports, studies and assessments prepared within the past three (3) years that are in the possession, custody or, to the Company’s Knowledge, reasonably within the control of the Company or any of its Subsidiaries (including their environmental contractors and consultants) pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.09 Employee Benefit Plans.

(a) Section 4.09(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, true and complete copies of the following have been Made Available to Parent by the Company: (i) all material Company Benefit Plans (including all material amendments and attachments thereto and related material agreements or arrangements with Third Party service providers or administrators); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the IRS; (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) the most recent actuarial report and the most recent audited financial reports for any funded Company Benefit Plan.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of ERISA, the Code and any other Applicable Law, (ii) all contributions required to be made to any Company Benefit Plan by U.S. or foreign Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company, (iii) (A) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received (or is entitled to rely on) a timely favorable determination, advisory and/or opinion letter, as applicable, from the IRS with respect to its qualified status (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the Company’s Knowledge, nothing has occurred since the date of the most recent such letter that would reasonably be expected to result in the revocation of such letter and (B) to the Company’s Knowledge, nothing has occurred that would reasonably be expected to have an adverse effect on the Tax status of each international Company Benefit Plan intended to receive Tax favorable treatment, and (iv) each Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code.

(c) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time, maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(d) There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course) or Proceedings which have been asserted or instituted by the Department of Labor, the IRS, or any other Governmental Entity or by any plan participant or beneficiary, and, to the Company’s Knowledge, threatened against the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could result in any material Liability of the Company or any of its Subsidiaries.

(e) Except as set forth in Section 4.09(e) of the Company Disclosure Letter or otherwise provided for in Section 2.09, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (whether contingent or otherwise), (i) entitle Company Employee to severance pay, unemployment compensation or accrued pension benefit, (ii) increase the amount of compensation or benefits due to any such Company Employee, (iii) accelerate the time of payment or vesting, or (iv) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan. There is no Contract to which the Company or any of its Subsidiaries is bound to compensate any current or former Company Employees for excise Taxes paid pursuant to Section 4999 of the Code.

(f) No later than ten (10) Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and the Company’s reasonable, good faith estimate of the amount of any “excess parachute payments” within the meaning of Section 280G of the Code that would reasonably become payable to each such disqualified individual. Such information shall be updated and delivered to Parent not later than ten (10) Business Days prior to the Effective Time.

(g) Section 4.09(g) of the Company Disclosure Letter sets forth any and all Indebtedness for borrowed money in excess of $50,000 owed by any Company Employee to the Company or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events.

(a) Since September 30, 2017, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.01(b)(A), (B), (C), (D), (J), (K), (O), (P) and (Q).

(b) From December 31, 2016 through the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. (a) There are no material Proceedings pending (or, to the Company’s Knowledge, threatened in writing) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, (b) there are no material Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or to which any of their respective assets or properties are subject and (c) to the Company’s Knowledge, there are no investigations by a Governmental Entity pending or threatened in writing against or affecting the Company or any of its subsidiaries, or any of their respective properties, in each of (a), (b) and (c) other than any such Proceeding, Order or investigation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with this Agreement, the Support Agreements or the transactions contemplated by this Agreement or the Support Agreements.

Section 4.12 Information Statement. The Information Statement will not, at the time the definitive Information Statement (or any amendment or supplement thereto) is filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion therein. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act, and any other Applicable Law, except that no representation or warranty is made by the Company with respect to statements made in the Information Statement based on information supplied by Parent expressly for inclusion therein.

Section 4.13 Tax Matters.

(a) The Company and each of its Subsidiaries have prepared and timely filed, or have caused to be prepared and timely filed on their behalf (taking into account any valid extension of time within which to file), all income and other material Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(b) The Company and each of its Subsidiaries have timely paid (or caused to be timely paid on their behalf) all material Taxes that are due and payable by any of them. All material Taxes required to have been withheld and remitted by the Company and each of its Subsidiaries (including in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder or other party) have been timely withheld and, to the extent required, paid to the appropriate Taxing Authority.

(c) Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to any material Taxes (other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), or executed or filed any power of attorney with respect to material Taxes.

(d) There is no deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries. There are no material Proceedings or audits ongoing, pending or threatened in writing in respect of material Taxes or material Tax matters of the Company or any of its Subsidiaries.

(e) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be required to file a Tax Return or subject to a material amount of Tax in that jurisdiction, other than any claims that have been fully resolved.

(g) Since the date of the Unaudited Balance Sheet, neither the Company nor any of its Subsidiaries has incurred a material Liability for Taxes outside its ordinary course of business or recognized a material amount of “subpart F income” as defined in Section 952 of the Code.

(h) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) during the two-year period ending on the date hereof.

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Applicable Law by reason of a change in accounting method initiated by it or any other relevant party.

(j) Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing, indemnification, assignment or allocation of any Tax or Tax asset (other than an (A) agreement or arrangement solely among members of an affiliated, consolidated, combined or unitary group for Tax purposes the common parent of which is the Company or (B) agreement entered into in the ordinary course of business the principal subject of which is not Taxes), (ii) is or has been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return (other than, in each case, a group the common parent of which was the Company), or (iii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law), or as a transferee or successor, or by Contract or otherwise.

(k) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) executed prior to the Closing, (ii) any installment sale or open transaction disposition made prior to the Closing, (iii) an election pursuant to Section 108(i) of the Code made prior to the Closing Date; (iv) any prepaid amount received prior to the Closing or (v) any intercompany transaction consummated prior to the Closing or excess loss account existing prior to the Closing, in either case described in Treasury Regulations issued under Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law).

(l) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five- (5-) year period ending on the Closing Date.

(m) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries has agreed and, to the Company’s Knowledge, no Taxing Authority has asserted that the Company is required, to make any adjustments pursuant to Section 482 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) with respect to the business of the Company or any of its Subsidiaries.

(o) Section 4.13(o) of the Company Disclosure Letter includes a list of all Subsidiaries for which an election has been made under Treasury Regulations Section 301.7701-3, as well as the U.S. federal tax entity classification of such Subsidiary and the effective date of such election, and with respect to any Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) the taxable year end of such controlled foreign corporation for U.S. federal income Tax purposes.

(p) Section 4.13(p) of the Company Disclosure Letter sets forth all material Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements with or granted by any Taxing Authority outside the United States applicable to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in material compliance with the requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement.

Section 4.14 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”), nor is any such agreement currently being negotiated. No current Company Employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no current activities or proceedings of any labor or trade union to organize any current Company Employees. From January 1, 2017 through the date hereof, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no material pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 4.14 of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with Applicable Law regarding employment and employment practices (including discrimination, fair labor standards and occupational health and safety, wrongful discharge or violations of the personal rights of employees, former employees or prospective employees), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and Applicable Law in respect of any reduction in force (including notice, information and consultation requirements). Section 4.14 of the Company Disclosure Letter sets forth a true and complete list of all material written notices or, to the Company’s Knowledge, other communications received since January 1, 2017 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or possible violation of the Occupational Safety and Health Act of 1970, as amended, and the rules promulgated thereunder or any other Applicable Law establishing standards of, or otherwise relating to, workplace safety.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth, in each case, a true and complete list of all Intellectual Property owned by the Company or any of its Subsidiaries that is registered or subject to an application for registration (the foregoing being, collectively, the “Company Registered Intellectual Property”) listing, as applicable, (A) the name of the current owner of record, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. The Company or one of its Subsidiaries is the exclusive owner of each item listed on Section 4.15(a) of the Company Disclosure Letter. To the Company’s Knowledge, each material item of Company Registered Intellectual Property is (1) valid and enforceable; and (2) properly recorded with the applicable Governmental Entity as owned by the Company or a Subsidiary, including the correct chain of title for each such item.

Except as set forth on Section 4.15(a) of the Company Disclosure Letter, no material item of Company Registered Intellectual Property is subject to any pending or threatened Order, Proceeding, or any challenges to the validity, enforceability or ownership by the Company or its respective Subsidiary of such item.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter, the Company and its Subsidiaries own all right, title and interest to, or otherwise have a valid and enforceable right to use all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted; provided, that the foregoing will not be read as a representation of non-infringement of Intellectual Property. All Company Owned IP is owned by the Company or one of its Subsidiaries free and clear of all Liens (except for Permitted Liens).

(c) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries and the products of the Company and its Subsidiaries do not infringe, violate or misappropriate, and since January 1, 2016 have not infringed, violated or misappropriated, any Intellectual Property of any Third Party. To the Company’s Knowledge, no Third Party is infringing, violating or misappropriating any Company Owned IP except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. Except as set forth in Section 4.15(c)(i) of the Company Disclosure Letter, there is no pending, or to the Company’s Knowledge, threatened in writing, claim (including any “cease and desist” letters, indemnification claims or invitations to license) that the Company or any Subsidiary or their products have infringed, violated or misappropriated any Intellectual Property of any Third Party. Section 4.15(c)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all written notices received since January 1, 2016 by the Company or any of its Subsidiaries from any Third Party regarding any (i) actual or possible infringement, violation or misappropriation by the Company or its Subsidiaries of any Intellectual Property of any Third Party or (ii) challenge to the validity, enforceability or ownership by the Company or its respective Subsidiary of any Company Owned IP, in each case, that have not since been resolved.

(d) To the Company’s Knowledge, each Company Employee that has made contributions to the creation or development of any material Company Owned IP has executed a written Contract with the Company or the relevant Subsidiary assigning to the Company or the relevant Subsidiary all right, title and interest to such contributions.

(e) To the Company’s Knowledge, the Company and its Subsidiaries are, and have been, in compliance in all material respects with all Privacy Laws and with their privacy policies that are posted and/or made accessible on the Company’s and its Subsidiaries’ applicable websites (the “Privacy Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for disclosures of information required by Applicable Law, or authorized by the individual who is the subject of the Personally Identifiable Information, or as described in any Privacy Policies, the Company and its Subsidiaries have not shared, sold, rented or otherwise made available to any unauthorized Third Party any Personally Identifiable Information.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality of the Company’s and its Subsidiaries’ Trade Secrets and the integrity and security of the Company’s and its Subsidiaries’ information technology systems (and the information stored or contained therein) and (ii) commercially reasonable data backup and disaster avoidance and recovery procedures.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims pending or, to the Company’s Knowledge, threatened in writing against the Company or its Subsidiaries, and no enforcement notices have been served on the Company or any Subsidiary relating to the loss, theft, misuse, or unauthorized access to, disclosure or transfer of the Trade Secrets of the Company and its Subsidiaries or any Personally Identifiable Information in the possession or control of the Company or its Subsidiaries. Since January 1, 2016, to the Company’s Knowledge, there have been no (i) material breaches or violations of the security of any of the Company’s or its Subsidiaries’ information technology systems or (ii) unauthorized access to, or loss, theft, misuse, unauthorized disclosure or transfer of, any Trade Secrets or Personally Identifiable Information in the possession or control of the Company or its Subsidiaries.

Section 4.16 Property.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has a good and valid leasehold, license or similar interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively and including all amendments thereto, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Leased Real Property that is material to the Company and its Subsidiaries taken as a whole. A true and complete copy of each of the Company Real Property Leases that is material to the Company and its Subsidiaries taken as a whole has been Made Available to Parent. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Real Property Lease (A) is a valid and binding obligation, enforceable in accordance with its terms, of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any such Company Real Property Lease, (C) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a default under any such Company Real Property Lease and (D) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy a Company Leased Real Property, nor has the Company or any of its Subsidiaries granted any Person any future right to sublease, license or otherwise use or occupy a Company Leased Real Property.

(c) Section 4.16(c) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all real property owned by the Company and its Subsidiaries (“Company Owned Real Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has valid and marketable title to the Company Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Liens. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Company Owned Real Property or any portion thereof. None of the Company nor any of its Subsidiaries is currently leasing, licensing or otherwise granting any Person any right to use or occupy a Company Owned Real Property.

(d) To the Company’s Knowledge, there are no violations of any zoning ordinances, building codes or other governmental or regulatory laws affecting the Company Leased Real Property or the Company Owned Real Property or planned material changes in any zoning ordinances or building codes or other governmental or regulatory laws that would affect the Company Leased Real Property or the Company Owned Real Property.

Section 4.17 Insurance. (a) All material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account their respective size, geographic region and the industries in which they operate, (b) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) all premiums and other payments due on such insurance policies have been paid.

Section 4.18 Opinions of Financial Advisors. The Company Board has received the opinions of the Financial Advisors to the effect that, as of the date of such opinions and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinions, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true and complete written copy of said opinions to Parent solely for informational purposes.

Section 4.19 Material Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed as exhibits to the Company SEC Documents prior to the date hereof, (iii) for any Company Benefit Plan and Company Stock Plan and (iv) as set forth in Section 4.19(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract with (A) any directors or officers of the Company or any of its Subsidiaries, (B) any Person that, to the Company’s Knowledge, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding Shares (including all Contracts with Invus, L.P. and its Affiliates), or (C) any Affiliates of the Company (other than Subsidiaries of the Company);

(iii) any Contract that (1) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography or impose any other such restriction on Parent or any of its Affiliates), including by granting exclusive rights to any Third Party or (2) contains any “most favored nation”, exclusivity or any similar provision that amounts to a material restriction of the type described in this Section 4.19(a)(iii), in each case, in any material respect;

(iv) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess $5,000,000;

(v) any Contract with or to a labor union or guild (including any Collective Bargaining Agreement);

(vi) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000;

(vii) any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(viii) any Contract that provides for the acquisition or disposition of any asset (other than acquisitions or dispositions of inventory in the ordinary course of business) or Person or business (in each case, whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole;

(ix) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of, or any other material rights with respect to, any joint venture, partnership or limited liability company or similar venture, in each case, that is material to the Company and its Subsidiaries, taken as a whole, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(x) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Affiliates, or (iii) to grant Liens on the property of the Company or any of its Affiliates;

(xi) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

(xii) any Contract (including co-existence agreements) entered into in connection with the settlement of any material Proceeding;

(xiii) any Contract (A) relating to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries (including agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software), (B) pursuant to which the Company or any of its Subsidiaries has licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) any Company Owned IP to a Third Party (except for non-exclusive licenses granted in the ordinary course of business) or (C) the right of the Company or its Subsidiaries to use or register any material Company Owned IP is restricted;

(xiv) any Contract that obligates the Company to sell products other than on a purchase order basis and that is material to the Company and its Subsidiaries taken as a whole; and

(xv) any Contract currently in effect to which a (A) Top Supplier or (B) Top Customer is a party.

All Contracts of the types referred to in clauses (i) through (xv) above (whether or not set forth on Section 4.19 of the Company Disclosure Letter) are referred to herein as “Company Material Contracts”. The Company has Made Available to Parent or its Representatives a true and complete copy of each Company Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and material written waivers thereunder).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default in any material respect under the terms of any Company Material Contract and, to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or default in any material respect under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any Third Party, that with or without notice or the lapse of time or both would (i) constitute a breach of or default in any material respect by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect except as such enforcement may be subject to the Enforceability Exceptions. As of the date hereof, none of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party to a Company Material Contract has provided or received any written notice or indication of any intention to terminate, not renew or renegotiate in any material respect the terms of any such Company Material Contract.

Section 4.20 Suppliers. Section 4.20 of the Company Disclosure Letter sets forth a true and complete list of the top ten (10) suppliers (the “Top Suppliers”) of purchased materials, ingredients, services (other than professional services), supplies and other goods (measured by dollar volume of purchases from such supplier) by the Company and its Subsidiaries during the fiscal year ended December 31, 2017.

Section 4.21 Customers. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list of the top ten (10) customers (the “Top Customers”) by dollar volume of merchandise sales to such customers by the Company and its Subsidiaries during the fiscal year ended December 31, 2017.

Section 4.22 Product Compliance.

(a) Except as to matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company, the Company’s facilities and the Company’s products are in compliance with all Applicable Laws in the relevant governing jurisdiction(s) in which the Company conducts its business, including (i) with respect to the United States, the statutes and implementing regulations administered and enforced by the U.S. Occupational Safety and Health Administration, the U.S. Food and Drug Administration (including the Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventative Controls for Food for Animals), the U.S. Department of Agriculture, and state food and drug laws and other consumer protection statutes and regulations, in each case as amended and implementing regulations, (ii) with respect to Canada, the statutes and implementing regulations administered and enforced by the Canadian Food Inspection Agency and provincial food and drug laws and other consumer protection statutes and regulations, (iii) with respect to Mexico, the Secretariat of Agriculture, Livestock, Rural Development, Fisheries and Food, (iv)

with respect to Japan, the Ministry of Agriculture, Forestry and Fisheries and the Ministry of the Environment and (v) all terms, conditions and requirements imposed in or in relation to (A) any material Permits granted to the Company by any Governmental Entity and to (B) any non-Governmental Entity certifications, certificates and accreditations that the Company publicly represents to possess.

(b) The Company has not, since January 1, 2016, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to an alleged lack of safety or regulatory compliance of any of the Company’s products.

(c) The Company has conducted periodic audits and inspections of its material suppliers and contract manufacturers (including co-packers) and none of such inspections or audits conducted since January 1, 2016 have uncovered or revealed practices, circumstances or facts that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s products are marketed in all material respects in compliance with Applicable Law and (ii) none of the marketing and promotional materials used, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, materially false or misleading.

Section 4.23 Transactions with Affiliates. Except with respect to the Company Benefit Plans and as set forth on Section 4.23 of the Company Disclosure Letter, there are no material Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than Contracts strictly between the Company and its Subsidiaries) or their respective directors or officers, on the other hand.

Section 4.24 Finders or Brokers. Except for J.P. Morgan Securities LLC and Centerview Partners LLC (the “Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger. The Company has Made Available to Parent a true and complete copy of any engagement letters or other Contracts between the Company and the Financial Advisors relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.25 State Takeover Statutes. Assuming the representation of Parent in Section 5.08 is true and correct, the Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements. The Company has not granted any waivers of, or otherwise amended or terminated, any standstill provision or agreement entered into on or prior to the date of this Agreement that remains in effect or would, but for such waiver, amendment or termination, remain in effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 5 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Parent Disclosure Letter shall not be construed as an admission of liability under any Applicable Law and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), each of Parent and Merger Sub hereby represents and warrants to the Company that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

Section 5.01 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified, licensed, in good standing or in possession of such Permits would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.02 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval will be obtained promptly following the execution and delivery of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent, and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (ii) the HSR Act and (iii) the filing with the SEC of the Information Statement and any other filings and reports that may be required in connection with this Agreement and the transactions contemplated hereby under the Exchange Act, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their businesses or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any Contract to which Parent or Merger Sub is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens) in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Merger Sub or (iii) conflict with or violate Applicable Law or any Orders in any way that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.03 Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of an executive officer of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Support Agreements or the transactions contemplated by this Agreement or the Support Agreements.

Section 5.04 Information Supplied. The information supplied by Parent and Merger Sub in writing expressly for inclusion in the Information Statement will not, at the time the definitive Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.05 Finders or Brokers. Except for Goldman Sachs & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission for which the Company may become liable prior to the Effective Time.

Section 5.06 Financing; Sufficiency of Funds.

(a) As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of (i) the executed debt commitment letter, dated as of the date of this Agreement, by and among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the “Lenders”) and Parent (such commitment letter, including all exhibits, schedules and annexes thereto, the “Commitment Letter”), pursuant to which the Lenders have agreed, subject only to the terms and conditions of the Commitment Letter, to provide or cause to be provided the Bridge Financing in the aggregate amount set forth therein and (ii) any related fee letters referred to in the Commitment Letter (redacted for provisions related to fee amounts and the economic terms of the “market flex” provisions contained therein (provided, that the “market flex” provisions in such fee letters do not impose, and do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) with respect to the Bridge Financing, and do not reduce the aggregate amount of the Bridge Financing)), in each case as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with the terms hereof.

(b) As of the date hereof, (i) the Commitment Letter has not been amended, supplemented or modified and (ii) the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, except for the fee letters referred to above, there are no side letters or other Contracts or arrangements to which Parent or Merger Sub is a party related to the Financing that could adversely affect the availability of the Bridge Financing or the timing of the Closing, other than as expressly set forth in the Commitment Letter furnished to the Company pursuant to this Section 5.06. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person, in each case under the Commitment Letter. As of the date hereof, Parent has paid any and all commitment fees and other fees in connection with the Commitment Letter that are required to be paid under the Commitment Letter prior to the date hereof.

(c) As of the date of this Agreement, the Commitment Letter is in full force and effect and represents a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, and is enforceable against Parent and, to the knowledge of Parent, each other party thereto in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(d) There are no conditions precedent or other contractual contingencies related to funding the full amount of the Bridge Financing on the Closing Date other than those expressly set forth in the Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 7.01 or Section 7.02, Parent does not have any reason to believe that (x) any of the conditions to the Bridge Financing will not be satisfied on or prior to the Closing Date or (y) the full amount of the Bridge Financing necessary for Parent to consummate the transactions contemplated hereby, if any, will not be available to Parent on the Closing Date.

(e) Assuming (i) the accuracy of the representations or warranties set forth in Article 4, (ii) the compliance by the Company and its Affiliates with their respective obligations hereunder and (iii) the conditions set forth in Section 7.01 and Section 7.02 are satisfied at the Closing, the aggregate proceeds of the Financing, together with available cash on hand of Parent, will, in the aggregate, provide Parent and/or any Subsidiary of Parent with sufficient immediately available cash funds to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement, including all related fees and expenses required to be paid as of the date of the consummation of the Merger.

(f) Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing for or related to any of the transactions contemplated hereby.

Section 5.07 Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.08 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 5.09 Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any Contract with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement, except for the Support Agreements.

Section 5.10 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an adequate opportunity to discuss the business of the Company and its subsidiaries with the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded sufficient opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its

Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 4 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except in the case of fraud.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (i) required by Applicable Law, (ii) undertaken with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed or (iii) expressly contemplated or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve substantially intact its business organization and material assets and (B) maintain and preserve satisfactorily its material business relationships with customers, suppliers, distributors and others having material business relationships with the Company or any of its Subsidiaries.

(b) Without limiting the generality of the foregoing in Section 6.01(a), during the Pre-Closing Period, except (i) as may be required by Applicable Law, (ii) with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed or (iii) as may be expressly contemplated or required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or, in any material respects, the Company Subsidiary Organizational Documents (including by merger, consolidation or otherwise), or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B) split, combine or reclassify any of its capital stock;

(C) amend any term of any Company Security, Company Stock Awards or other equity or other equity-based awards or interests (in each case, including by merger, consolidation or otherwise);

(D) make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company (to the extent such dividends would not result in a material Tax Liability to the Company or any Subsidiary of the Company) or (B) the acceptance of Shares as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

(E) issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock, Company Stock Awards or other equity or other equity-based awards or interests, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock (except for the issuance of Shares upon the exercise of Company Stock Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms) or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(F) adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of Applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar Applicable Law;

(G) incur, assume or guarantee any new Indebtedness in excess of $5,000,000 in the aggregate;

(H) except under the Credit Agreement, create or incur any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens or in the ordinary course of business;

(I) make any loan or advance to, or forgive any loan to, any other Person, other than the making of any loans or advances (i) by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company, (ii) to vendors or suppliers in the ordinary course of business or (iii) customary expenses and travel advances to employees in the ordinary course of business;

(J) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material tangible properties or assets (other than inventory and finished goods) to any Person other than to the Company or a wholly-owned Subsidiary of the Company or (ii) cancel, release or assign any material Indebtedness of any such Person owed to it or any claims held by it against any such Person, in each case other than pursuant to the Credit Agreement;

(K) (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets or properties of any other Person or (ii) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers, purchase of property or assets of any Person, other than a wholly owned Subsidiary of the Company, in either case, in which the purchase price or fair market value of such investment is in excess of $5,000,000 in the aggregate;

(L) (i) make any capital expenditures other than capital expenditures up to the amount set forth in the capital expenditure budget of the Company set forth in Section 6.01(b)(L) of the Company Disclosure Letter or (ii) make any other capital expenditures in excess of $5,000,000 in any fiscal year;

(M) except in the ordinary course of business, (A) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Company Material Contract or material (with respect to the Company and its Subsidiaries, taken as a whole) Company Real Property Lease or any Contract that would constitute a Company Material Contract or a material (with respect to the Company and its Subsidiaries, taken as a whole) Company Real Property Lease if in effect as of the date of this Agreement (including any buyout of such Contract) or (B) enter into any Contract that would constitute a Company Material Contract or a material Company Real Property Lease if in effect as of the date of this Agreement;

(N) except in the ordinary course of business, renew or amend any distribution, sales agency or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(O) except as set forth in this Agreement, required by Applicable Law or required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, amend or terminate any material Company Benefit Plan, (ii) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits (x) of any Company Employee with an annual base salary of greater than or equal to $150,000 or (y) of any Company Employee with an annual base salary of less than $150,000, except for increases in salaries and wages in the ordinary course of business; provided, that in no case shall the total aggregate compensation and benefits for such Company Employees increase by more than five percent (5%), (iii) except as set forth on Section 6.01(b)(O) of the Company Disclosure Letter, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits except in the ordinary course of business, (v) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any Company Benefit Plan, or (vi) hire, promote or terminate the employment or services of (other than for cause) any Company Employees who are “officers” of the Company within the meaning of 17 CFR 240.16a-1; provided, however, that Company may hire an individual for any position set forth in Section 6.01(b)(O) of the Company Disclosure Letter, which represents current open positions;

(P) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(Q) except with respect to Taxes (which shall be governed by Section 6.01(b)(R)), commence, settle, pay, discharge, satisfy or compromise any dispute, investigation or Proceeding, except for (i) settlements, compromises, payments or discharges that (A) involve monetary remedies with a value not in excess of $1,000,000, with respect to any individual dispute, investigation or Proceeding, or $3,500,000, in the aggregate, (B) do not impose any restriction on its assets, properties or business or the assets, properties or business of its Subsidiaries, and (C) do not relate to any Company Stockholder Litigation (the settlement or compromise of which shall be governed exclusively by Section 6.14), and (ii) the commencement of any Proceeding that is in the ordinary course of business;

(R) (i) make, change or revoke any material Tax election, (ii) adopt or change any Tax accounting method, (iii) file any amended material Tax Return or claim for a material Tax refund, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law), (v) request any Tax ruling or special Tax incentive from any Governmental Entity, (vi) settle or compromise any Tax Proceeding or audit, (vii) surrender or compromise any material claim for a refund of Taxes, (viii) enter into any Tax allocation, indemnity or sharing agreement, (ix) extend or waive the statute of limitations period applicable to any material Tax or Tax Return or (x) take or cause any action outside the ordinary course of business in respect of any non-U.S. Subsidiary of the Company which could (1) materially increase Parent’s or any of its Affiliates’ (which following the Closing shall include the Company and its Subsidiaries) Liability for Taxes or (2) result in, or change the character of any, material income or gain (including any “subpart F income” as defined in Section 952 of the Code) that Parent or any of its Affiliates (which following the Closing shall include the Company and the Company Subsidiaries) must report on any Tax Return;

(S) cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or permit to lapse any Company Owned IP that is material to the Company and its Subsidiaries, taken as a whole;

(T) sell, assign, transfer, grant a Lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any Company Owned IP that is material to the Company and its Subsidiaries, taken as a whole (other than the grant of non-exclusive licenses to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business), in each case other than pursuant to the Credit Agreement;

(U) enter into any transaction with any stockholder that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding Shares, director, officer or employee of the Company or any of its Subsidiaries, other than as otherwise permitted by this Agreement, and other than pursuant to the Company Benefit Plans or Company Stock Plans;

(V) amend any engagement letter between the Company and any financial advisor described in Section 4.24, or enter into a new engagement letter relating to the transactions contemplated by this Agreement with any such financial advisor; or

(W) authorize, resolve, agree to take (by Contract or otherwise), or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to this Section 6.01(b).

Section 6.02 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, it shall not, and shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a Third Party) that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.03 No Control of Other Party’s Business. Without in any way limiting any party’s rights or obligations under this Agreement (including Section 6.01 and Section 6.02), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.04 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.04, during the Pre-Closing Period, the Company shall not, and shall cause its Affiliates and its and their directors, officers and employees, and shall direct and otherwise use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal, (ii)

other than informing Third Parties of the existence of the provisions contained in this Section 6.04, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to any Acquisition Proposal or Acquisition Transaction, (iii) enter into any Contract or other agreement (binding or non-binding, preliminary or definitive) for any Acquisition Proposal or Acquisition Transaction, (iv) enter into any Contract or other agreement to reimburse any Third Party for costs, expenses or other Liabilities incurred in connection with making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction or (v) enter into any agreement that would prevent the Company from complying with any provision of this Section 6.04. From and after the execution and delivery of this Agreement, the Company shall, and shall cause its Affiliates and shall direct its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to such Person making (or evaluating for the purpose of making) any Acquisition Proposal or Acquisition Transaction, (B) terminate access by any Third Party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with such Person making (or evaluating for the purpose of making) any Acquisition Proposal or engaging in a potential Acquisition Transaction, (C) request the prompt return or destruction of all information provided to any Third Party in connection with such Third Party making (or evaluating for the purpose of making) any Acquisition Proposal or any potential Acquisition Transaction and (D) enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction, including any standstill provisions contained therein. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.04, and it is agreed that any violation of the restrictions applicable to Representatives set forth in this Section 6.04 by any Representative of the Company or any of its Subsidiaries shall constitute a breach of this Section 6.04. Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company hereby releases Parent from its obligation to comply with (i) the standstill provisions contained in Section 7 of the Confidentiality Agreement from and after the date hereof from which Parent would be released as if, and to the same extent as if, the execution of this Agreement were a Fundamental Change Event (as defined in the Confidentiality Agreement) and (ii) Section 7(h) of the Confidentiality Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the Initial Alternative Transaction End Time the Company receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.04), the Company, the Company Board and its Representatives may, until the Alternative Transaction End Time and subject to compliance with this Section 6.04(b), engage in negotiations or discussions with, otherwise contact, or furnish any confidential information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to or result in, a Superior Proposal; provided, that (i) prior to providing access to or furnishing any such information, the Company (A) receives from such Third Party an executed Acceptable Confidentiality Agreement or (B) if such Third Party is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement, amends such existing agreement so that it is an Acceptable Confidentiality Agreement, (ii) any such information or access so furnished has been previously provided to Parent or is provided (including through the Data Room) to Parent promptly (and in no event later than twenty-four (24) hours) following it being so furnished to such Third Party and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination (and in no event later than twenty-four (24) hours after such determination). “Initial Alternative Transaction End Time” means 11:59 P.M. Eastern Time on March 24, 2018 and “Alternative Transaction End Time” means the Initial Alternative Transaction End Time unless prior to the Initial Alternative Transaction End Time the Company has delivered to Parent a Superior Proposal Notice in accordance with Section 6.04(e), in which case the Alternative Transaction End Time shall be extended solely with respect to the Third Party making the Superior Proposal set forth in such Superior Proposal Notice (and not any other Third Party), and the Company may continue to engage in the activities with such Third Party and its Representatives that would otherwise be permitted under this Section 6.04(b), until the earlier of (x) 11:59 P.M. Eastern Time on the next calendar day following the three (3) Business Day period (or two (2) Business Day period if such Superior Proposal Notice is delivered prior to such time in response to a change in material terms) contemplated by Section 6.04(e) and (y) the time of withdrawal or termination of the Superior Proposal set forth in such Superior Proposal Notice.

(c) Except as otherwise provided in Section 6.04(d), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation or provision in the Organizational Documents of the Company, (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal or Acquisition Transaction or any material amendment of such Acquisition Proposal or Acquisition Transaction or (D) approve, adopt or recommend any Acquisition Proposal or Acquisition Transaction, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Acquisition Transaction (any action described in this clause (i) is referred to herein as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract or other agreement (binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement as permitted by Section 6.04(b), with a Third Party constituting or relating to, or that is intended to or would reasonably be expected to lead to or result in, any Acquisition Proposal or Acquisition Transaction (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Stockholder Written Consent by the Company, in the event a material development or material change in circumstances (other than relating to an Acquisition Proposal, Acquisition Transaction or Superior Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation if and only if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided, that the Company shall have provided Parent three (3) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action and:

(i) during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed and otherwise used its reasonable best efforts to cause its and their other Representatives, including its outside legal counsel and outside financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding improvements to the terms of this Agreement or any other proposal; and

(ii) the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed or other proposals made, in each case to the extent binding, irrevocable and in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., Eastern time, on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside financial advisors) that the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Alternative Transaction End Time, if, in response to an unsolicited, written bona fide Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 6.04, the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, the Company may terminate this Agreement in accordance with Section 8.01(d)(i) and this Section 6.04(d) (and concurrently therewith take the actions described in clauses (i) and (ii) of the first sentence of Section 6.04(c)); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.04(d) unless the Company (x) has first complied with Section 6.04(e), (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.03(a)(ii) prior to or concurrently with such termination and (z) concurrently with or immediately following such termination, enters into a definitive written acquisition agreement for such Superior Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.04(d) and Section 8.01(d)(i), unless (x) the Company shall have provided to Parent three (3) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Third Party who has made such Superior Proposal) and provided Parent a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments, fee letters and other transaction documents received by the Company) or, if no such agreement, draft commitments, letters or documents exist, a written summary of the material terms and conditions of such Superior Proposal and (y):

(i) during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed its and their other Representatives, including its outside legal counsel and outside financial advisor, to have engaged in good faith negotiations with Parent and its Representatives) regarding improvements to the terms of this Agreement or any other proposal intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company shall have considered any Proposed Changed Terms proposed by Parent no later than 11:59 p.m., Eastern time, on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside financial advisors) that (x) the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and (y) the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

The parties acknowledge and agree that, (A) if Parent, within three (3) Business Days following its receipt of a Superior Proposal Notice, makes Proposed Changed Terms that, as determined in good faith by the Company Board (after consultation with its outside counsel and outside financial advisors), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 6.04(d) and Section 8.01(d)(i) as a result of such Acquisition Proposal (on such terms), and (B) any (1) revisions to the financial terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and comply with this Section 6.04(e) and a new two (2) Business Day period (in lieu of a three (3) Business Day period) shall commence thereafter.

(f) From and after the execution and delivery of this Agreement, the Company shall promptly (and in any event within one (1) Business Day following the time of receipt) advise Parent in writing in the event that (i) it or any of its Subsidiaries, any of its or its Subsidiaries’ officers, directors or employees or, to the Company’s Knowledge, any of its or its Subsidiaries’ Representatives receives any bona fide Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal, copies of any documentation and a written summary of any oral proposals) of any such Acquisition Proposal, (ii) any determination by the Company Board pursuant to Section 6.04(b) or (iii) any material changes to the terms of any such Acquisition Proposal, including copies of any amended or revised documentation with respect to such material changes.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to stockholders with regard to the transactions contemplated by this Agreement or any Acquisition Proposal or Acquisition Transaction required by Applicable Law; provided, that in all cases, any such action or disclosure shall comply with Section 6.04(a), Section 6.04(b) and Section 6.04(c).

Section 6.05 Access to Information.

(a) Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries, and use its reasonable best efforts to cause the other Representatives to) afford Parent’s authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to senior company employees, Representatives, properties, books, Contracts and records (including true, correct and complete copies of Tax Returns and other records relating to Taxes) and shall furnish Parent and Merger Sub all financial, operating and other data and information, in each case, in the Company’s possession as Parent and Merger Sub through their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to provide any such access which would, in the reasonable judgment of the Company counsel, (i) violate any Applicable Law, or (ii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of the Company’s Subsidiaries (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (i) or clause (ii) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law). Notwithstanding the foregoing, any such access shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such officers, employees and other Representatives of their normal duties and shall not include any environmental sampling or invasive environmental testing without the Company’s prior written consent. All requests for access or information made pursuant to this Section 6.05 shall be directed to an executive officer or other Person designated by the Company.

(b) No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.04, this Section 6.05 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

Section 6.06 Notice of Certain Events. During the Pre-Closing Period, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of:

(a) any notice or other communication received by such party from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent;

(b) any notice or other substantive communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby, if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; and

(c) any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 6.06(c) shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied; provided, however, that that no notification given pursuant to this Section 6.06 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s, Merger Sub’s or the Company’s reliance on the representations, warranties, covenants and agreements made by the Company, or Parent and Merger Sub, in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.

Section 6.07 State Takeover Laws. If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transactions contemplated hereby, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08 Stock Exchange Delisting; Director Resignations. Prior to the Closing Date, the parties shall cooperate and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred at or prior to the Effective Time).

Section 6.09 Director and Officer Liability.

(a) For six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.09(a), the Surviving Corporation shall not be obligated to pay aggregate premiums in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and, if such aggregate premiums for such insurance would exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time or by the Surviving Corporation at or after the Effective Time, which policies provide each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable in any material respect than those of such policy in effect on the date of this Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated hereby, provided, however, that the amount paid for such prepaid policies shall not exceed 300% of the Current Premium without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If requested by Parent, the Company shall cooperate with Parent to obtain such tail or runoff policies as of the Effective Time.

(b) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any of the Company’s Subsidiaries (each, an “Indemnified Party”) and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended, or bylaws of the Company as in effect on the date of this Agreement.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Party, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time by virtue of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any such Proceeding, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.09; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.09 or Applicable Law). In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld), (y) the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such matter and (z) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder without the prior written consent of Parent or the Surviving Corporation (which consent shall not be unreasonably withheld). In the event any Proceeding is brought against any Indemnified Party and in which indemnification or advancement is sought by such Indemnified Party under this Section 6.09, the Surviving Corporation shall have the right to control the defense thereof after the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such Proceeding, shall promptly notify Parent thereof.

(d) The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 6.10 Efforts.

(a) Except as otherwise provided herein the Company and Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under Applicable Law to consummate the Merger, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this

Agreement; provided, however, that the Company shall not be required or permitted to pay, and Parent shall not be obligated to pay or permit or agree to the Company paying, any material cash consideration to any Third Party from whom consent or approval is required and the Company shall not be required or permitted to modify or enter into any Contract or Company Real Property Lease or limit or dispose of any non-cash rights, assets or properties, and Parent shall not be obligated to permit or agree to the Company’s modification or entrance into any Contract or Company Real Property Lease or, on behalf of itself or any of its pre-Closing Affiliates, modify or enter into any agreement or limit or dispose of any non-cash rights, assets or properties, in each case pursuant to this Section 6.10(a) or any provision that cross-references the proviso to this Section 6.10(a). Parent shall have the right to control the strategy, tactics and other aspects of obtaining clearances under the HSR Act or other Applicable Laws or consents of Third Parties.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.10, each of Parent and the Company, as applicable, shall (i) promptly prepare and file any notification and report forms and related material required under the HSR Act and any additional filings or notifications and related material that are necessary or proper to permit consummation of the Merger and (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ, FTC or any other Governmental Entity with respect to the transactions contemplated hereby. In the case of the Notification and Report Form pursuant to the HSR Act (pursuant to which the parties shall request early termination of the applicable waiting period under the HSR Act), each of Parent and the Company shall make or cause to be made the appropriate filing within ten (10) Business Days after the date hereof.

(c) Subject to Applicable Law relating to the exchange of information and the last sentence of Section 6.10(a), the Company and Parent and their respective Subsidiaries, Affiliates and counsel shall (i) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to Proceedings under the Antitrust Laws) with a Governmental Entity in connection with the transactions contemplated hereby, (ii) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, any Governmental Entity in connection with the transactions contemplated hereby and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated hereby and (iv) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other party not to be unreasonably withheld or delayed. The Company and Parent and their respective Subsidiaries and Affiliates shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. The parties may designate any competitively sensitive materials provided to the other under this Section 6.10(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. This Section 6.10(c) shall not apply in respect of Taxes.

(d) Notwithstanding anything else contained herein, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of (A) any of the respective Affiliates of the Company or Parent or (B) any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Parent, the Company or any of their respective Affiliates, prior to, contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser must be identified or approved prior to the Closing (a “Divestiture”), (ii) to take any other actions that may limit Parent’s, its Affiliates’, the Company’s or its Affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights (a “Restraint”) or (iii) to enter into any Order, consent decree or other agreement to effectuate a Divestiture or Restraint, except to the extent that such actions set forth in clauses (i) through (iii) above would not be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company.

(e) Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire, in any manner, any business, Person or assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition or other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.11 Financing.

(a) Subject to Section 6.11(d), Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done all things reasonably necessary, proper or advisable to arrange and obtain the Bridge Financing (or the Permanent Financing in lieu thereof) on the terms and conditions described in the Commitment Letter (including the related “flex” provisions), including using reasonable best efforts to enforce its rights and exercise any remedies under the Commitment Letter.

(b) Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s efforts to obtain the Financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on any portion of the Financing necessary for the satisfaction of all of Parent’s obligations under this Agreement.

(c) Parent may amend, modify, replace, terminate, assign or agree to any waiver or reduction of commitments under, the Commitment Letter and/or substitute commitments under the Commitment Letter with commitments or proceeds in respect of any Permanent Financing, in each case without the prior written approval of the Company; provided, that Parent shall not, without the Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination, waiver, reduction or substitution to be made, or consent to any waiver of any provision of or remedy under the Commitment Letter which would (i) reduce the aggregate cash amounts of the Financing to an aggregate amount less than the amount necessary for the representation in Section 5.06(e) to be true at the time of any such change, (ii) impose new or additional conditions to the funding of the Financing or otherwise expand, amend, modify or waive any of the conditions under the Commitment Letter in each case from those set forth in the Commitment Letter on the date hereof in a manner that would (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Financing necessary to consummate the transactions contemplated by this Agreement less likely to occur or (iii) otherwise adversely affect the ability of Parent to enforce its rights under the Commitment Letter or consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent may modify, supplement or amend the Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement and (2) implement or exercise any “market flex” provisions contained in any related fee letters. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 6.11, such new commitment letters shall be deemed to be the “Commitment Letter” for all purposes of this Agreement (other than with respect to representations in this Agreement made by Parent that speak only as of the dates hereof). Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter.

(d) Parent shall give the Company prompt written notice if and when Parent becomes aware that all or any portion of the Bridge Financing contemplated by the Commitment Letter will not be available other than as contemplated by Section 6.11(c). If any portion of the Bridge Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than as contemplated by the Commitment Letter and any “market flex” provisions in any related fee letters) and such portion is necessary to consummate the transactions contemplated by this Agreement, Parent shall use reasonable best efforts to arrange to obtain in replacement thereof alternative financing, including from alternative sources, in an amount sufficient, when added to the portion of the Bridge Financing that is available and any cash of Parent and its Subsidiaries on hand at the Closing Date (including the proceeds of any Permanent Financing), to consummate the transactions contemplated by this agreement (“Alternative Financing”) as promptly as practicable following the occurrence of such event; provided, that Parent shall not be obligated to seek or obtain Alternative Financing on terms and conditions materially less favorable to Parent in the aggregate than the Bridge Financing contemplated by the Commitment Letter. All references to the Bridge Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letter shall include the applicable documents for the Alternative Financing.

Section 6.12 Financing Cooperation.

(a) Prior to the Effective Time, the Company and its Subsidiaries shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with Parent as necessary in connection with the Financing as may be reasonably requested by Parent, including using reasonable best efforts to:

(i) assist with the preparation of and providing customary information and materials to be used in the preparation of customary confidential information memoranda, offering memoranda, registration statements, prospectuses, prospectus supplements and similar offering documents, customary rating agency presentations and customary lender and investor presentations, in each case necessary and customary for financings of the type contemplated by the Financing (the “Syndication and Offering Materials”) (provided that in connection with the foregoing, no such Syndication and Offering Materials shall be issued by the Company or any of its Subsidiaries);

(ii) provide (A) audited consolidated balance sheets and related audited statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the three most recently completed fiscal years ending at least sixty (60) days prior to the Closing Date, prepared in accordance with GAAP; and (B) unaudited condensed consolidated balance sheets and related unaudited condensed consolidated statements of income, changes in stockholders’ equity and cash flows for each subsequent fiscal quarter of the Company and its consolidated Subsidiaries ending after the date of the most recently ended fiscal year for which financial statements have been delivered pursuant to the foregoing clause (A) and at least forty (40) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), prepared in accordance with GAAP, together with unaudited financial statements for the corresponding period of the prior year (and in the case of clauses (A) and (B) meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act, (it being understood and agreed that the timely filing of the financial statements in clauses (A) and (B) of this Section 6.12(a)(ii) on Form 10-K or Form 10-Q, as applicable, shall satisfy the requirements hereunder);

(iii) provide promptly, and in any event at least three (3) Business Days prior to the Closing Date to the extent reasonably requested by Parent no later than ten (10) Business Days prior to the Closing Date, all documentation and other information about the Company and its Subsidiaries required by regulatory authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that is required under paragraph 9 of Annex C of the Commitment Letter;

(iv) cause senior management of the Company and its Subsidiaries to cooperate reasonably with customary due diligence efforts of the Financing Sources, including being available to participate in a reasonable and customary number of due diligence sessions with the underwriters and the lead arrangers with respect to the Financing; and

(v) consent to the use of the Company’s and the Company’s Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries.

(b) Notwithstanding anything in this Section 6.12 to the contrary, in fulfilling its obligations pursuant to this Section 6.12, neither the Company nor any of its Subsidiaries shall be required to take any action that would:

(i) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries;

(ii) require disclosure of information in the Syndication and Offering Materials if, in the reasonable judgment of the Company, such disclosure would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(iii) require the Company or its Subsidiaries to prepare pro forma financial statements or any financial statements, projections, other forward-looking information or other information that are not available to it and prepared in the ordinary course of its financial reporting practice;

(iv) subject any director, officer, manager employee, accountant, legal counsel or other Representative of the Company or its Subsidiaries to any personal Liability;

(v) in the reasonable judgment of the Company after consultation with its outside legal counsel, (x) result in the contravention of, or would reasonably be expected to result in a violation or breach of, or a default under, the Company Organizational Documents or Subsidiary Organizational Documents, any Applicable Laws or under any material Contract or (y) require the Company to provide access to or disclose information that the Company reasonably determines would result in a loss or waiver of attorney-client privilege of the Company or its Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (v)(y), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection);

(vi) take or permit the taking of any action that would cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries;

(vii) require the Company to prepare separate financial statements for any Subsidiary of the Company;

(viii) require the Company or any of its Subsidiaries to execute, deliver or perform any agreement, instrument or document in connection with the Financing;

(ix) require the Company or any of its Subsidiaries to adopt any resolution or take any similar actions approving the Financing;

(x) require the delivery of opinions of internal or external counsel;

(xi) require the Company, its Subsidiaries or their Representatives to pay any commitment or other fee, bear any expense, provide any indemnity or security, incur any other Liability or assume any obligation in connection with the Financing that is not subject to indemnification or reimbursement under Section 6.12(c); or

(xii) cause any condition to the Closing set forth in this Agreement to not be satisfied.

(c) Parent shall, promptly upon the request of the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees and other Representatives) incurred by the Company or any of its Affiliates in connection with the cooperation contemplated by this Section 6.12. Parent shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, managers, employees and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by them in connection with the Financing and any cooperation or other actions taken pursuant to this Section 6.12 except in the event such liabilities, losses, damages, claims, costs, expenses, awards, judgments and penalties arise out of or result from the fraud, gross negligence, willful misconduct or bad faith by the Company or its Affiliates or such directors, officers, managers, employees and Representatives.

Section 6.13 Company Existing Indebtedness. The Company shall use reasonable best efforts to cause the agent under the Credit Agreement to deliver the Payoff Letter to Parent no later than two (2) Business Days prior to the Closing Date.

Section 6.14 Company Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within one (1) Business Day) following its being formally notified of the same notify Parent in writing of, and shall keep Parent reasonably apprised with respect to any Company Stockholder Litigation. Notwithstanding anything to the contrary, the Company shall consult with Parent in connection with any Company Stockholder Litigation and no full or partial settlement of any Company Stockholder Litigation shall be agreed to by the Company or any of its Subsidiaries without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed). Without Parent’s prior written consent, the Company shall not (i) waive any provision of the Company’s Organizational Documents providing for the Court of Chancery of the State of Delaware as the exclusive forum for any Company Stockholder Litigation or (ii) consent to the selection of an alternative forum other than the Court of Chancery of the State of Delaware for any Company Stockholder Litigation.

Section 6.15 Public Announcements. The initial press release regarding the Merger shall be a joint press release and, except for any press release or public statement made in connection with a Change in Recommendation, thereafter Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith. Notwithstanding the foregoing, Parent may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on Parent’s business and its financial projections, with investors, analysts and Financing Sources, including on its periodic earnings calls and in any “road show”, so long as Parent’s comments are consistent with the information contained in the press releases (or other communications) previously issued and agreed upon by the parties.

Section 6.16 Section 16 Matters. Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.17 Employment Matters.

(a) Until December 31, 2018 (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation) and subject to Applicable Law, Parent shall provide, or shall cause the Surviving Corporation to provide to each Continuing Company Employee with employee benefits (excluding equity-based compensation) that, in the aggregate, are at least as favorable as the employee benefits (excluding equity-based compensation) provided to such Continuing Company Employee under the Company Benefit Plans as in effect immediately prior to the Effective Time. For a period of at least one year following the Effective Time (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation) and subject to Applicable Law, Parent shall provide, or shall cause the Surviving Corporation to provide to each Continuing Company Employee (i) at least the same level of hourly salary or base wages and annual target bonus opportunity as provided to such Continuing Company Employee immediately prior to the Effective Time, (ii), such equity-based compensation and other long-term incentive compensation substantially similar to that provided to similarly situated employees of Parent and (iii) severance benefits that are no less favorable than the severance benefits provided to similarly situated employees of Parent.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and, solely for purposes of any vacation and severance benefits, levels of benefits under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any plan that provides retiree welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits, (iii) operate to duplicate any benefits of a Continuing Company Employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Company Employee participated immediately prior to the Effective Time, and (B) credit each Continuing Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Company Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Company Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its plans. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. To the extent the Company 401(k) Plan is terminated pursuant to Parent’s request, the Continuing Company Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries or Affiliates as soon as reasonably practicable following the Closing Date.

(d) The Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

(e) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program or Contract maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program or Contract after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.17 shall create any Third Party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.18 Stockholder Consent; Information Statement.

(a) As soon as practicable following receipt of a written consent in favor of the approval and adoption of this Agreement, duly executed and delivered to the Company in accordance with Section 228 of the DGCL by holders of a majority of the issued and outstanding Shares (the “Stockholder Written Consent”), the Company shall provide Parent with a copy of such Stockholder Written Consent. In connection with execution and delivery of the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with Section 228 and Section 262 of the DGCL, and the Company’s Organizational Documents.

(b) Parent and the Company shall cooperate and promptly prepare, and the Company shall promptly file with the SEC no later than twenty (20) Business Days after the date of this Agreement, the Information Statement. The Information Statement shall contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL.

(c) The Company shall cause the Information Statement to comply in all material respects as to form with the requirements of the Exchange Act, and any other Applicable Law, except that the Company shall have no such obligation with respect to statements made in the Information Statement based on information supplied by Parent expressly for inclusion therein. The Company shall cause the definitive Information Statement (or any amendment or supplement thereto) that is filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Company, to not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Company shall have no such obligation with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion therein.

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it to the Company specifically for inclusion or incorporation by reference in the Information Statement will when filed with the SEC and at the time it is mailed to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent further agrees that if it becomes aware that any such information would cause any of the statements in the Information Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the Company and to take appropriate steps to correct the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing.

(e) No amendment or supplement to the Information Statement shall be made by Company without the reasonable advance notice to Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly provide notice to Parent of any correspondence or communications with or comments from the SEC and shall provide Parent with copies of all such written comments and written correspondence. The Company shall not submit any response letters or other correspondence to the SEC without the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). The Company shall (i) provide Parent with reasonable prior notice of any scheduled telephone calls between the Company or its Representatives and the SEC, and (ii) use its reasonable best efforts to allow Parent or its Representatives to participate in all such telephone calls.

(f) Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of Parent. As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or promptly after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of the following conditions:

(a) Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b) Regulatory Authorizations. Any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated;

(c) No Injunction. No court of competent jurisdiction or any Governmental Entity having jurisdiction over any party hereto shall have issued any Order, nor shall there be in effect any Applicable Law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited; and

(d) Information Statement. The Information Statement shall have been mailed to the stockholders of the Company in accordance with Section 6.18 at least twenty (20) days prior to the Closing Date.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company (i) contained in Section 4.02(a) (Capital Stock and Indebtedness) shall be true and correct in all but de minimis respects; (ii) contained in Section 4.01(a) (Organization) the first sentence of Section 4.02(c) (Capital Stock and Indebtedness), Section 4.03(a) (Corporate Authority Relative to this Agreement; No Violation), Section 4.18 (Opinion of Financial Advisor), Section 4.24 (Finders and Brokers), and Section 4.25 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (iii) contained in Section 4.10(b) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iv) contained in Article 4 (other than the representations and warranties listed in clause (i) or clause (ii) above), without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) No Material Adverse Effect. Since the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d) Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (a), (b) and (c) of this Section 7.02.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, in each case, as of the date of the Closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to Closing; and

(c) Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in clauses (a) and (b) of this Section 7.03.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing shall not have occurred at or before 5:00 P.M. (New York City time) on August 22, 2018 (the “End Date”);

(ii) any court of competent jurisdiction or any Governmental Entity shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited; or

(c) by Parent:

(i) (A) if the Company enters into an Alternative Acquisition Agreement or (B) if the Company shall have Willfully Breached any provision of Section 6.04;

(ii) prior to receipt of the Stockholder Written Consent by the Company, the Company Board shall have effected a Change in Recommendation;

(iii) if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (B) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement; or

(iv) the Stockholder Written Consent has not been executed and delivered to Parent within twenty-four (24) hours following the execution of this Agreement; or

(d) by the Company:

(i) prior to the Alternative Transaction End Time, in order to enter into a definitive acquisition agreement concerning a transaction that constitutes a Superior Proposal in accordance with Section 6.04(d); provided, that the Company (A) prior to or concurrently with such termination pays, or causes to be paid, to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.03(a)(ii) and (B) concurrently with or immediately following such termination, enters into a definitive acquisition agreement for such Superior Proposal; or

(ii) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied, and (B) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected and the basis for such termination.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party to each other party hereto; provided, however, that the provisions of this Section 8.02, Section 8.03 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from any liability for any fraud or Willful Breach of this Agreement prior to such termination (which liability shall include, in the case of a breach by Parent or Merger Sub, liability to the Company for lost stockholder premium to the extent such damages are established by the Company and awarded by the applicable court).

Section 8.03 Company Termination Payments.

(a) If, but only if, this Agreement is terminated by:

(i) Parent pursuant to Section 8.01(c)(iii) or either Parent or the Company pursuant to Section 8.01(b)(i), and in any such case (x) prior to the date of such termination, an Acquisition Proposal shall have been communicated to the management of the Company or the Company Board or shall have been publicly disclosed and (y) within twelve (12) months after such termination, (1) the Company enters into a definitive agreement with respect to any Acquisition Transaction with a Third Party that is thereafter consummated or (2) the Company consummates any Acquisition Transaction with a Third Party, which, in the case of (1) or (2), need not be the same Acquisition Transaction described in clause (x) above; provided; that for the purpose of this Section 8.03(a)(i), all references in the definition of the term Acquisition Transaction to “15%” will be deemed to be references to “50%”;

(ii) the Company pursuant to Section 8.01(d)(i); or

(iii) Parent pursuant to Section 8.01(c)(i),

then the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, an amount in cash equal to $234,000,000 (such amount, the “Company Termination Fee”).

(b) Any payments required to be made under Section 8.03(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (w) in the case of Section 8.03(a)(i), on the same day as the consummation of any transactions contemplated by an

Acquisition Proposal or the entry into a definitive agreement with respect to an Acquisition Proposal, (x) in the case of Section 8.03(a)(ii), immediately prior to or concurrently with such termination, and (y) in the case of Section 8.03(a)(iii), promptly, but in no event later than two (2) Business Days after the date of such termination.

(c) For the avoidance of doubt, any payment made by the Company under this Section 8.03 shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and the transactions contemplated hereby and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee due pursuant to this Section 8.03 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in an Order against the Company for such amounts or any portion thereof, the Company shall pay to Parent or Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Company Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or email or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent or Merger Sub, to:

c/o General Mills, Inc.

1 General Mills Boulevard

W05-A2

Minneapolis, Minnesota 55426

Attention: Don Mulligan, Chief Financial Officer

Email: Don.Mulligan@genmills.com

Facsimile: (763) 764-2682

with a copy (which shall not constitute notice) to:

c/o General Mills, Inc.

Law Department

1 General Mills Boulevard

W05-A8

Minneapolis, Minnesota 55426

Attention: Richard Allendorf, General Counsel

Email: Richard.Allendorf@genmills.com

Facsimile: (763) 764-2682

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:	Christopher E. Austin
James E. Langston
Neil Markel
Facsimile:	(212) 225-3999
Email:	caustin@cgsh.com
jlangston@cgsh.com
nmarkel@cgsh.com

if to the Company, to:

Blue Buffalo Pet Products, Inc.
11 River Road
Wilton, CT 06897
Attention: Larry Miller
Senior Vice President, General Counsel & Secretary
Email: lmiller@bluebuff.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Mario Ponce
Anthony F. Vernace
Kenneth Wallach
Facsimile:	(212) 455-2502
Email:	mponce@stblaw.com
avernace@stblaw.com
kwallach@stblaw.com

Section 9.02 Survival of Representations, Warranties and Covenants . The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants or agreements shall survive until fully performed.

Section 9.03 Amendments, Modification and Waivers.

(a) Any provision of this Agreement may be amended, modified or waived at any time before or after approval of this Agreement and the Merger by the Boards of Directors of the Company, Parent and Merger Sub if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Requisite Company Stockholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained; and provided, further, that no amendment of this proviso to Section 9.03, clause (ii) of the second sentence of Sections 9.05, 9.06, 9.07(b), 9.08, 9.15 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any of the foregoing provisions), in each case to the extent such Section related to the Debt Financing Sources that is adverse to any Debt Financing Source shall be effective without the written consent of the Lenders.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Costs; Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that any filing fees paid to the FTC or the DOJ in connection with filings made pursuant to the HSR Act shall be paid by Parent.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties and any purported assignment in violation of this Section 9.05 shall be null and void; provided that, following the Effective Time, Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.09, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) the provisions of this clause (ii) of Section 9.05, the second proviso of Section 9.03(a), and Sections 9.06, 9.07(b), 9.08 and 9.15 (in each case to the extent such Section relates to the Debt Financing Sources) shall inure to the benefit of the Debt Financing Sources and such Debt Financing

Sources shall be entitled to rely on and enforce the provision of such sections and (iii) the provisions of Section 9.15, which shall inure to the benefit of the Company Related Parties and the Parent Related Parties and (iv) at and after the Effective Time, the provisions of Sections 2.06, 2.07 and 2.09 which shall inure to the benefit of the holders of Shares to receive the Merger Consideration and the holders of Company Stock Options, Company RSUs and Company Restricted Stock to receive the payments contemplated by the applicable provisions of such sections.

Section 9.06 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction. Notwithstanding the foregoing, except to the extent relating to the interpretation of any provisions in this Agreement (including those provisions of, and references to, this Agreement that are referred to, or incorporated by reference in, the Commitment Letter), the parties hereto agree that any Proceeding of any kind or nature, whether at law or equity, in contract or in tort, to which the Debt Financing Sources are a party in connection with this Agreement or any of the transactions contemplated hereby or that may be based upon, arise out of or relate to the Commitment Letter or the Financing (including the transactions contemplated thereby) shall be governed by and construed in accordance with the Applicable Law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the Applicable Law of any jurisdiction other than the State of New York.

Section 9.07 Jurisdiction.

(a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

(b) Notwithstanding anything to the contrary in this Agreement (including this Section 9.07), each party agrees that it will not bring or support, or permit any of their controlled Affiliates to bring or support, any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY ACTION RELATING TO THE FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY OR INVOLVING A DEBT FINANCING SOURCE.

Section 9.09 Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Severability. Other than with respect to Section 8.03, which are integral parts of this Agreement, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Letter and the Parent Disclosure Letter and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. In furtherance of the foregoing, (i) no Parent Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to the Company, any holder of Shares or any other Person for any obligations or Liabilities to any party hereto under this Agreement and (ii) no Company Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to Parent, Merger Sub, or any other Person for any obligations or Liabilities to any party hereto under this Agreement. No Debt Financing Source shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to the Company or any holder of Shares for any obligations or Liabilities in connection with the Merger or any of the other transactions contemplated by this Agreement. This Section 9.15 shall not impair, limit or affect any claims or causes of action related to (i) agreements entered into with the Debt Financing Sources by the parties thereto or (ii) the Support Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLUE BUFFALO PET PRODUCTS, INC.

By:	/s/ William W. Bishop, Jr.
Name: William W. Bishop, Jr.
Title: Chief Executive Officer and President

[Signature Page to Merger Agreement]

GENERAL MILLS, INC.

By:	/s/ Jeffrey L. Harmening
Name: Jeffrey L. Harmening
Title: Chief Executive Officer

BRAVO MERGER CORP.

By:	/s/ Jeffrey L. Harmening
Name: Jeffrey L. Harmening
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A – Certificate of Incorporation of the Surviving Corporation

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLUE BUFFALO PET PRODUCTS, INC.

ARTICLE ONE

The name of the corporation is Blue Buffalo Pet Products, Inc. (the “Company”).

ARTICLE TWO

The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of the Company’s registered agent for service of process in the State of Delaware at such address is National Registered Agents, Inc.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Company has authority to issue is 100 shares, which will be designated common stock, par value $0.01 per share.

ARTICLE FIVE

The number of directors of the Company shall be such as are from time to time fixed by, or in the manner provided in, the Bylaws of the Company (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Company (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

To the fullest extent that the DGCL as it exists on the date hereof, or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director shall be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Any repeal or amendment of this Article Seven will not adversely affect any limitation on the personal liability or alleged liability of a director arising from any act or omission of that director occurring prior to the time of such repeal or amendment.

ARTICLE EIGHT

The directors shall have powers, without the assent or vote of the stockholders, to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company as is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; provided, however, that any act or thing of the directors is subject to the statutes of the State of Delaware (the “Delaware Code”), this Second Amended and Restated Certificate of Incorporation (this “Certificate”) and any Bylaws from time to time made by the stockholders; provided, further, that no Bylaws so made shall invalidate any prior act or thing of the directors which would have been valid if such Bylaw had not been made.

ARTICLE ELEVEN

The Company shall, to the full extent permitted by Section 145 of the DGCL, as may be amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE TWELVE

Section 203 of the DGCL shall not apply to the Company.

ARTICLE THIRTEEN

Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them, and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

ARTICLE FOURTEEN

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Article fourteen, section (c) with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Article Fourteen, section (a), an indemnitee shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article Fourteen (which shall be governed by Article 14, section (c) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Article Fourteen sections (a) and (b) or otherwise.

(c) Right of Indemnitee to Bring Suit. If a claim under Article Fourteen sections (a) or (b) is not paid in full by the Company within (i) 60 days after a written claim for indemnification has been received by the Company or (ii) 20 days after a claim for an advancement of expenses has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms 18 of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Fourteen or otherwise shall be on the Company.

(d) Indemnification Not Exclusive.

(1) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article Fourteen, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article Fourteen, shall not limit or restrict in any way the power of the Company to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Company and as to action in any other capacity.

(2) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director of the Company at the request of the indemnitee-related entities (as defined below), the Company shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article Fourteen, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Company hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Company, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this section (d)(2) of Article Fourteen, entitled to enforce this section (d)(2) of Article Fourteen.

For purposes of this Section (d)(2) of Article Fourteen, the following terms shall have the following meanings:

The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Company pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the indemnitee-related entities, as applicable.

(e) Nature of Rights. The rights conferred upon indemnitees in this Article Fourteen shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article Fourteen that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(f) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article Fourteen with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Any reference to an officer of the Company in this Article Fourteen shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, General Counsel and Secretary of the Company appointed pursuant to the Company’s bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Company appointed by the Board of Directors pursuant to the Company’s bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Company or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article Fourteen.

ARTICLE FIFTEEN

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.